Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams
www.williams.com

DATE: Monday, August 23, 2021

MEDIA:	INVESTOR CONTACT:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075	Grace Scott (918) 573-1092

Williams Chief Financial Officer to Retire

TULSA, Okla. – Williams (NYSE: WMB) announced today that John Chandler, senior vice president and chief financial officer, has indicated his intent to retire, effective March 31, 2022. Chandler assumed his current role in September 2017, overseeing all financial aspects for the company. Prior to rejoining Williams in 2017, he served as Chief Financial Officer of Magellan Midstream Partners, L.P. beginning that role in 2002 in advance of Magellan’s spinoff from Williams in 2003. He retired from Magellan in 2014.

“Four years ago, Williams was fortunate enough to coax John out of retirement to join our executive team. He has been a diligent steward of our financial operations and is well-respected in the financial and investment community for his sound fiscal discipline, strategic ideas and strong professional drive,” said Alan Armstrong, Williams president and chief executive officer. “I’ve had the pleasure of knowing John for many years, and he is a man truly driven by his faith and love of his family and community. We’re happy for him as he chooses to enter this new chapter of his life, but we’re equally as sad to say goodbye to someone who’s been an integral part of our company’s growth and strong financial performance.”

During Chandler’s tenure, Williams strengthened its balance sheet, improved across many key credit rating metrics and achieved significant deleveraging, driving consistent value to Williams shareholders.

“A little over seven years ago, I retired from Magellan to dedicate more time to my family and community. And while the time away was incredibly rewarding, I came back to Williams to be part of exciting change and an incredible management team,” said Chandler. “With its forward-looking strategy, strong balance sheet and ability to self-fund opportunities, there are many great things ahead for Williams, but I’m now ready to redirect more of my time back to my family and community. I will forever be grateful for the opportunity to serve in this role and am excited to see how the future unfolds for Williams as it continues to lead in an evolving energy environment.”

Chandler serves on the Board of Directors for Matrix Services Company as well as the boards of several community organizations.

Efforts are underway to identify a suitable successor, and Chandler will be engaged in that process.

About Williams

Williams (NYSE: WMB) is committed to being the leader in providing infrastructure that safely delivers natural gas products to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating, and industrial use.

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